Exhibit 99.1
FOR IMMEDIATE RELEASE
AMERICAN COLOR GRAPHICS
COMMENCES CONSENT SOLICITATION WITH NOTEHOLDERS
NASHVILLE, TN, (November 5, 2007) — American Color Graphics, Inc. announced today that it commenced a consent solicitation requesting holders of at least 90% of the principal amount of its 10% Senior Second Secured Notes due 2010 to defer to March 15, 2008, the semi-annual payment of cash interest on the Notes held by consenting holders, which is currently due on December 15, 2007.
ACG said it has also entered into an agreement with the holders of 78.4% of the Notes to give their consent to such deferral. The Noteholders party to such consent agreement have agreed to give their consent to such deferral not later than November 7, 2007, subject to certain conditions. The consent solicitation will remain open until 11:00 AM, New York City time, on November 14, 2007, unless accelerated or further extended under conditions set forth in the consent solicitation.
ACG said it has also negotiated with the administrative agent for its senior bank credit facilities a proposed amendment and waiver to such credit facilities. The proposed amendment and waiver would, among other things, (a) provide for an additional $5 million term loan to ACG upon the effectiveness of the proposed waiver and amendment, and (b) waive, until February 15, 2008, any default under the credit facilities resulting from noncompliance with the first lien coverage ratio covenant in each facility as of September 30, and December 31, 2007, for all purposes of such facilities (including, without limitation, for the purpose of determining ACG’s entitlement to make additional borrowings under either such facility on or prior to such date).
ACG said it believes the administrative agent and the lenders under its bank credit facilities will execute the proposed amendment and waiver in connection with the closing of the consent solicitation.
Stephen M. Dyott, Chief Executive Officer of ACG, said: “These important steps will improve ACG’s liquidity and give us additional time to pursue our strategic options with our significant stakeholders and with potential acquirers of ACG.”
The consent solicitation is subject to certain conditions, including without limitation, receipt of consents from holders of at least 90% of the principal amount of the Notes, satisfaction of the closing conditions to effectiveness of the proposed amendment and waiver under the bank credit facilities and other customary closing conditions.

The effectiveness of the proposed amendment and waiver under the bank credit facilities is subject to certain conditions, including without limitation, satisfaction of the closing conditions under the consent solicitation and other customary conditions. Full details of the consent solicitation and the proposed amendment and waiver will be disclosed in a Form 8-K filing with the Securities Exchange Commission tomorrow.
About American Color Graphics
ACG is one of North America’s largest and most experienced full service premedia and print companies, with eight print locations across the continent, six regional premedia centers, photography studios nationwide and a growing roster of customer managed service sites. Expert in a full range of products such as retail, newspapers, direct mail, catalog, publication, packaging, book, comic, and commercial products, ACG has been an innovative industry leader for over 80 years. The company provides solutions and services such as asset management, photography, and digital workflow solutions that improve the effectiveness of advertising and drive revenues for their customers. For more information, visit www.americancolor.com.
This press release may contain forward-looking statements. The words “believes,” “anticipates,” “expects,” “estimates,” “plans,” “intends,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from projected results. Factors that may cause these differences include fluctuations in the cost of raw materials we use, changes in the advertising, marketing and information services markets, the financial condition of our customers, actions by our competitors, changes in the legal or regulatory environment, general economic and business conditions in the U.S. and other countries, and changes in interest and foreign currency exchange rates. Consequently, you should consider any such forward-looking statements only as our current plans, estimates, and beliefs. Even if those plans, estimates, or beliefs change because of future events or circumstances, we decline any obligation to publicly update or revise any such forward-looking statements.
FORWARD-THINKING, CUSTOMER-DRIVEN,
FULL-SERVICE PRINT AND PREMEDIA